Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2014 Third Quarter Results

Morrisville, NC - February 4, 2014 - Alliance One International, Inc. (NYSE: AOI) today announced results for its third fiscal quarter ended December 31, 2013.

Highlights

•	Gross Profit for the quarter improved 0.9% to $83.8 million versus last year, despite sales decreasing 6.4% to $654.6 million.

•	Selling general and administrative expenses decreased 10.0% to $30.2 million quarter over quarter.

•	Total debt less cash decreased $115.0 million to approximately $1,018.5 million, when compared to the prior year, driven by working capital improvements with emphasis on inventory reductions.

Pieter Sikkel, Chief Executive Officer and President, said, “Fiscal year 2014 is on track to experience improved volume and revenue versus last year, with continued focus on core operating income, driven by solid full service volume and strong demand for processing services. This is despite pricing to our customers that has not captured the full impact of increases in prices paid to farmers in certain markets, combined with some customers experiencing cigarette volume challenges. As such, for the quarter ended December 31, 2013, revenue decreased $44.6 million versus last year, to $654.6 million, impacted by an earlier Chinese New Year in 2014. Even with these headwinds and $1.9 million of additional restructuring and asset impairment expense versus last year’s quarter, operating income improved 1.6% to $50.1 million or an increase from 7.0% to 7.7% as a percentage of sales, mainly due to a more profitable product mix.

“For the nine months, full service volumes increased 4.8 million kilos versus last year to 324.5 million kilos; as well as, a 5.5% improvement in average selling prices to $5.16 per kilo driven by the partial pass through of increased prices paid to suppliers. As anticipated, revenue improved $105.8 million to $1,739.1 million, while operating income decreased $14.0 million to $90.4 million as a result of $11.0 million of expense related to unrecovered farmer advances in Africa from earlier in the year and $4.8 million of restructuring and asset impairment expense mainly related to a new joint venture processing arrangement that is intended to lower costs per kilo in that country in future periods. As indicated earlier this year, following industry and customer mix changes, the back half of this fiscal year is when we anticipate the majority of our volume, revenue and profitability, when compared to last year.

Alliance One International, Inc.

“South American new crop marketing is beginning now and along with other markets is following a delayed purchasing trend versus the prior year due to moving into slight global oversupply. These conditions place less pressure on purchasing activities that reflect the largest proportion of our cost. Our balance sheet is well positioned to meet current global supply conditions with $770.4 million of inventory at December 31, 2013, $137.7 million less than the prior year, while uncommitted inventory is in our stated range with expectations to further decrease levels by fiscal year end. Working capital improvements driven primarily by decreasing inventory levels have helped reduce total debt less cash by $115.0 million to $1,018.5 million at quarter end when compared to last year. Consistent with our emphasis on reducing long term debt, we plan to use up to $55.0 million of cash to retire our remaining outstanding convertible notes through a tender process during the fourth fiscal quarter.

Mr. Sikkel, concluded, “Instrumental to our global plan, we will continue rolling out our integrated production system to further improve our dedicated worldwide supplier base, uniquely positioning our company to meet customer requirements that encompass their increasing demand for higher quality. Our success in these areas, combined with attention to our customer’s evolving requirements and our ability to address their longer term needs cost effectively, should improve our results and enhance long-term shareholder value.”

Performance Summary for the Third Fiscal Quarter Ended December 31, 2013

Total sales and other operating revenues decreased 6.4% to $654.6 million primarily due to a 6.7% decrease in tobacco sales revenues to $621.1 million while tobacco costs of sales decreased 7.5% to $550.9 million. The decreases in tobacco sales revenues and tobacco costs were primarily due to 7.1 million less kilos sold this year as a result of shipments from Brazil, Zimbabwe and China that occurred in the third quarter last year and were experienced in earlier quarters this year or have been delayed. Due to a large increase in South American byproducts sold this year, average sales prices and costs per kilo decreased when compared to the prior year. Processing revenue and cost of services remained consistent with last year. As a result, gross margin increased 0.9% to $83.8 million and gross margin as a percentage of sales improved from 11.9% to 12.8%.

Selling, general and administrative expenses (“SG&A”) decreased 10.0% to $30.2 million primarily from reductions in incentive compensation costs, amortization related to internally developed software and professional fees. Restructuring and asset impairment charges this quarter were the result of equipment charges in Africa and further employee termination costs related to our agreement for a joint processing venture in a foreign location. After the impact of SG&A and restructuring costs, operating income increased 1.6% to $50.1 million when compared with the prior year.

Our interest costs were consistent with the prior year as lower average borrowings were offset by higher average rates while our effective tax rate was 42.7% this year compared to 9.3% last year. The variance in the effective tax rate between this year and last year is primarily related to losses for which no tax benefit has been recorded and the effect of exchange gains and losses.

Earnings Per Share

For the third quarter ended December 31, 2013, net income was $13.3 million, or $0.15 per basic share, compared to net income of $21.3 million, or $0.24 per basic share, last year. Additionally, for the nine months ended December 31, 2013, net loss was ($69.6) million, or ($0.79) per basic share, compared to net income of $8.9 million or $0.10 per basic share for the prior year period. Included in net loss for the nine months ended December 31, 2013 was expense related to unrecovered farmer advances in Africa, restructuring and asset impairment, and debt retirement. After adjusting for tax, these expenses negatively impacted earnings per basic share ($0.80).

Alliance One International, Inc.

Liquidity and Capital Resources

As of December 31, 2013, available credit lines and cash were $940.8 million, comprised of $303.7 million in cash and $637.1 million of credit lines, of which $303.9 million was available under the U.S. revolving credit facility for general corporate purposes, $321.5 million of foreign seasonal credit lines, $0.9 million of other long term debt lines and $10.8 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Effective December 31, 2013, the Company did not achieve a fixed charge ratio under the 9.875% senior secured second lien note indenture to access the restricted payments basket for the purchase of common stock, payment of dividends and other actions under that basket. From time to time the Company may not meet or exceed the ratio to utilize this basket.

Fiscal Year 2014 Third Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its third fiscal quarter ended December 31, 2013, on February 4, 2014 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET, February 4th through 8:00 P.M. February 9th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 2501802. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Sales and other operating revenues	$ 654,550	$ 699,111	$ 1,739,117	$ 1,633,292
Cost of goods and services sold	570,709	615,982	1,542,812	1,421,637
Gross profit	83,841	83,129	196,305	211,655
Selling, administrative and general expenses	30,156	33,494	100,288	105,570
Other income (expense)	(1,627)	(297)	(882)	(1,644)
Restructuring and asset impairment charges	1,988	56	4,764	56
Operating income	50,070	49,282	90,371	104,385
Debt retirement expense	64	-	55,663	-
Interest expense	29,052	29,384	89,579	86,275
Interest income	1,108	3,120	4,953	5,239
Income (loss) before income taxes and other items	22,062	23,018	(49,918)	23,349
Income tax expense	9,423	2,152	20,582	15,292
Equity in net income of investee companies	378	406	698	1,256
Net income (loss)	13,017	21,272	(69,802)	9,313
Less: Net income (loss) noncontrolling interests	(270)	(48)	(245)	368
Net income (loss) Alliance One International, Inc.	$ 13,287	$ 21,320	$ (69,557)	$ 8,945

Earnings (loss) per share:
Basic	$ 0.15	$ 0.24	$ (0.79)	$ 0.10
Diluted	$ 0.14	$ 0.20	$ (0.79)	$ 0.10

Weighted average number of shares outstanding:
Basic	87,878	87,465	87,641	87,342
Diluted	98,939	110,639	87,641	87,697

See notes to condensed consolidated financial statements